UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 20, 2006 (September 14, 2006)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)	14303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On September 14, 2006, the Board of Directors of Seneca Gaming Corporation approved amendments to the employment agreements of four of its existing executive officers.

The employment agreement of Joseph D’Amato, Seneca Gaming Corporation’s Chief Operating Officer, has been amended to provide for, among other matters, (a) an extension of the term of employment, with the employment agreement now terminating on September 30, 2009, (b) effective as of June 22, 2006 and through the end of the term of employment, a minimum annual base salary of $825,000 (with Mr. D’Amato receiving a prorated portion of such minimum annual base salary for the period in fiscal 2006 preceding June 22, 2006), and (c) effective as of June 22, 2006, the elimination of eligibility for the annual performance bonus contemplated by Section 3(b) of the employment agreement; provided that Mr. D’Amato will be eligible for a prorated portion of such annual performance bonus in fiscal 2006 for the period in fiscal 2006 preceding the June 22, 2006 effective date of the amendment to his employment agreement if the performance target is met.  The information contained in this paragraph shall be deemed to amend Seneca Gaming Corporation’s Form 8-K filed on June 28, 2006 to the extent such Form 8-K refers to expected material changes to the terms of Mr. D’Amato’s employment agreement to be provided by an amendment to such  Form 8-K.

The employment agreement of Michael Speller, Seneca Gaming Corporation’s Senior Vice President of Gaming Operations, has been amended to provide for, among other matters, (a) an extension of the term of employment, with the employment agreement now terminating on September 30, 2009, (b) effective as of June 22, 2006 and through the end of the term of employment, a minimum annual base salary of $600,000 (with Mr. Speller receiving a prorated portion of such minimum annual base salary for the period in fiscal 2006 preceding June 22, 2006), and (c) effective as of June 22, 2006, the elimination of eligibility for the annual performance bonus contemplated by Section 3(b) of the employment agreement; provided that Mr. Speller will be eligible for a prorated portion of such annual performance bonus in fiscal 2006 for the period in fiscal 2006 preceding the June 22, 2006 effective date of the amendment to his employment agreement if the performance target is met.

The employment agreement of Barry Brandon, Seneca Gaming Corporation’s Senior Vice President and General Counsel, has been amended to provide for, among other matters, (a) an extension of the term of employment, with the employment agreement now terminating on September 30, 2009, (b) an increase in the annual base salary for the fiscal year ending September 30, 2007 from $637,500 to $700,000, and (c) a minimum annual base salary of $700,000 for each of the fiscal years ending September 30, 2008 and September 30, 2009.

The employment agreement of Rajat Shah, Seneca Gaming Corporation’s Senior Vice President of Corporate Development, has been amended to provide for, among other matters, (a) an extension of the term of employment, with the employment agreement now terminating on September 30, 2009, (b) an increase in the annual base salary for the fiscal year ending September 30, 2007 from $637,500 to $700,000, (c) a decrease in the annual base salary for the fiscal year ending September 30, 2008 from $725,000 to a minimum of $700,000, and (d) a minimum annual base salary of $700,000 for the fiscal year ending September 30, 2009.

With respect to the annual base salaries provided for each of the foregoing four executives for the fiscal years ending September 30, 2008 and September 30, 2009, the amendments to their respective employment agreements provide that those are “minimum” annual base salaries which are subject to increase based upon negotiations that the parties have agreed to enter into and complete in good faith in accordance with the respective amendments.

Item 8.01.         Other Events.

Due to delays in connection with the extensive custom millwork involved in the construction of the resort hotel at Seneca Allegany Casino, the opening of the resort hotel (including the new restaurants, bar, retail stores and the spa and salon) is now targeted for March 31, 2007.  The opening of the permanent casino remains targeted for late December 2006.

On September 14, 2006 and subject to compliance with all applicable restrictions contained in the indenture governing Seneca Gaming Corporation’s 2004 and 2005 senior notes, the Board of Directors of Seneca Gaming Corporation approved cash dividends to the Nation of $2 million per month for a period of 13 consecutive months commencing with and including September 2006.  These cash dividends are in addition to (a) amounts distributed to the Nation for the payment of exclusivity fees to New York State pursuant to the Compact, and (b) amounts distributed to the Nation in reimbursement of regulatory costs incurred by the Nation attributable to the business and operations of Seneca Gaming Corporation and its subsidiaries, all of which are permitted under the indenture.

Item 9.01.         Financial Statements and Exhibits.

d.                                      Exhibits

10.1	Amendment No. 2 to Employment Agreement with Barry Brandon

10.2	Amendment No. 1 to Employment Agreement with Rajat Shah

10.3	Amendment No. 1 to Amended and Restated Employment Agreement with Joe D’Amato

10.4	Amendment No. 1 to Amended and Restated Employment Agreement with Michael Speller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: September 20, 2006	/s/ BARRY W. BRANDON
	Name:	Barry W. Brandon
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.

10.1	Amendment No. 2 to Employment Agreement with Barry Brandon

10.2	Amendment No. 1 to Employment Agreement with Rajat Shah

10.3	Amendment No. 1 to Amended and Restated Employment Agreement with Joe D’Amato

10.4	Amendment No. 1 to Amended and Restated Employment Agreement with Michael Speller